Exhibit 10.1

8111 Lyndale Avenue South, Bloomington, Minnesota  55420-1196

February 13, 2023

Angie Drake

Dear Angie,

Congratulations! This letter formalizes TTC’s offer to you for the vice president, CFO role, effective March 10, 2023 reporting to me.

Annual Base Salary
Your new annual base salary will be $565,000 and this will be effective as of March 10, 2023.

Annual Cash Incentive
Effective on March 10, 2023, your target annual cash incentive (Annual Performance Award) will increase to 65%. Your payout will continue to be based on corporate financial performance measures, weightings and goals.

Annual Equity Awards
We expect that your annual equity grants will continue to be in the form of stock options and performance share awards granted under The Toro Company 2022 Equity and Incentive Plan.

One-Time Restricted Stock Unit Grant
You will receive a one-time grant of restricted stock units with a value of approximately $850,000. The restricted stock units will be granted on March 10, 2023 and will be calculated based on the closing stock price on that date. These restricted stock units have three-year ratable vesting, meaning they vest in three approximately equal installments on the first, second and third anniversary of the grant date.

Perquisites and Other Benefits
You will remain eligible for certain perquisites and benefits as an officer, as such perquisites and benefits may change from time to time. You will continue to have the opportunity to defer your calendar year base salary, Annual Performance Award and Performance Share Awards pursuant to and in accordance with the terms of our deferred compensation plans as amended from time to time.

Future Changes to Your Compensation
As with our other executive officers, the terms of your compensation as outlined herein, may change  from time to time as determined by the Compensation Committee of the Board of Directors of TTC.

If you have any questions on this offer, please reach out to Claudine Weiler. Angie, congratulations again on this well-deserved promotion to the vice president, CFO position. I look forward to partnering with you as you step into this important role for our company.

Sincerely,

/s/ Rick Olson
Rick Olson
Chairman & CEO

cc:          Margeaux King, Vice President, Human Resources
Claudine Weiler, Managing Director, Total Rewards & Employee Services